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                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-48442

                                1,500,000 SHARES

                               NETWORK PLUS CORP.

                                  COMMON STOCK

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     This prospectus relates to up to 1,500,000 shares of common stock that may be used by Network Plus as dividends on 2,500,000 depositary shares, each representing 1/10 of a share of 7 1/2% Series A cumulative convertible preferred stock. Our common stock is quoted on the Nasdaq National Market under the symbol "NPLS". The last reported sale price for our common stock on December 28, 2000 was $2.234 per share.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PROSPECTUS DATED JANUARY 2, 2001.
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                               NETWORK PLUS CORP.

     We were incorporated in Delaware in July 1998. Our wholly owned operating subsidiary, Network Plus, Inc., was incorporated in Massachusetts in March 1990. Our principal executive offices are located at 234 Copeland Street, Quincy, Massachusetts 02169. Our telephone number at this location is (617) 786-4000, and our Internet address is www.np1.com. The information on our website is not incorporated into this prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "NPLS".

     Network Plus and the Network Plus logo are registered service marks, and LOGOS is a service mark, of Network Plus. All other trade names, trademarks and service marks used in or incorporated by reference into this prospectus are the property of their respective owners.

     Any reference in this prospectus to our "convertible preferred stock" means our 7 1/2% series A cumulative convertible preferred stock.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in the "Use of Proceeds and Purpose of this Registration Statement", and elsewhere in this prospectus and the documents incorporated by reference into this prospectus. For this purpose, any statement that is not a statement of historical fact is a forward-looking statement. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. We generally intend the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate" and similar expressions to identify forward-looking statements.

     Because these forward-looking statements involve risks and uncertainties, including those described in the Form 10-K and Forms 10-Q incorporated by reference into this prospectus under the headings "Certain Factors That May Affect Future Results" and "Certain Factors That May Affect Future Operating Results" our actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

           USE OF PROCEEDS AND PURPOSE OF THIS REGISTRATION STATEMENT

     On April 12th, 2000, we sold 2,500,000 depositary shares, each representing 1/10 of a share of convertible preferred stock. The net proceeds to us from the convertible preferred stock offering was approximately $119.8 million.

     The depositary shares are entitled to receive dividends of 7 1/2% of the $50 liquidation preference per depositary share per year. Dividends are payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year. We have the option to pay dividends in shares of common stock, in cash or a combination thereof. If we elect to pay a dividend with common stock, the market price of our common stock for purposes of calculating the number of shares required to satisfy the dividend payment will be equal to 95% of the arithmetic average of the closing price of our common stock on the five trading days preceding the dividend payment date. The shares of common stock being registered by this registration statement will, from time to time, be used to make dividend payments on the convertible preferred stock. We will not receive any proceeds from the issuance of such shares of common stock.

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                          PRICE RANGE OF COMMON STOCK

     Our common stock began trading on the Nasdaq National Market on June 30, 1999, under the symbol "NPLS". The following table sets forth for the indicated periods the high and low sale prices of our common stock as reported by the Nasdaq National Market.

                                                               HIGH      LOW
                                                              ------   -------

1999
  June 30, 1999.............................................  $30.56   $ 16.00
  Third Quarter.............................................  $25.13   $ 12.00
  Fourth Quarter............................................  $21.50   $ 10.00

2000
  First Quarter.............................................  $62.63   $ 19.13
  Second Quarter............................................  $39.44   $ 10.00
  Third Quarter.............................................  $16.31   $  6.25
  Fourth Quarter (through December 28, 2000)................  $ 9.03   $ 2.234

     The trading price under the "low" column on June 30, 1999 is based on the initial price to public in our initial offering. On December 28, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $2.234.

                                 LEGAL MATTERS

     The validity of the common stock will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares to be registered. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be registered, please refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the registration statement, are also available to you on the SEC's Internet site at www.sec.gov.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by

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the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C.
20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the SEC's Public Reference Room at 450 Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock is quoted on the Nasdaq National Market under the trading symbol "NPLS."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we issue all of the securities:

          (a) Annual Report on Form 10-K for the year ended December 31, 1999;

          (b) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 9, 1999; and

          (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning the office of the treasurer, Network Plus, 234 Copeland Street, Quincy, MA 02169, telephone number (617) 786-4000.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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